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                                                                   EXHIBIT 10.21

                        DEVELOPMENT AND LICENSE AGREEMENT


THIS AGREEMENT, effective as of March 6, 1997 (the "Effective Date"), is made and entered into by and between Intel Corporation ("Intel"), a Delaware corporation with a business address at 5000 W. Chandler Blvd., Chandler Arizona 85226 and SCM Microsystems, Inc., a Delaware corporation with a business address at 131 Albright Way, Los Gatos, California 95030.

                                    RECITALS

SCM has developed technology that combines the capability of a PCMCIA card and a microprocessor-based smart card compliant with International Standards Organization ("ISO") specification 7816 for use in PCMCIA slots.

SCM has also developed VHDL models and silicon implementations of ISO 7816 smart card physical interfaces and software technology for use with compliant smart cards in PC applications.

Intel has developed [* ] Intel Architecture microprocessors and [* ] technology which may be suitable for use in PCMCIA-based applications.

Intel and SCM desire to cooperate in the development of certain [* ] products which utilize the respective technical capabilities of both companies.

Intel and SCM are interested in developing and promoting various industry standards applicable to [* ] products.

Intel is interested in licensing SCM's ISO 7816 smart card VHDL models for incorporation in various Intel products.

Intel and SCM are engaged in independent development of [* ] software and desire to cross license certain patents related to such development.

Intel and SCM are interested in establishing an equity investment that facilitates a collaborative business relationship of the parties in a manner consistent with the requirements of both companies.

                                    AGREEMENT

1.0      DEFINITIONS


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         1.1      "SCM Products" means the PCMCIA form factor products or items to be developed by or for SCM which incorporate Intel Technical Information [* ].

         1.2 "Licensed SCM IP" means all patents, copyrights, trade secrets, and other intellectual property rights, which are embodied in SCM Technical Information and which are reasonably necessary for the manufacture, use or distribution of Licensed Intel Products.

         1.3 "Intel Technical Information" means technical product documentation [* ] to be provided to SCM in accordance with
                  Section 2.4 below.

         1.4 "SCM Technical Information" means the technical knowledge, VHDL model(s), test programs and interface schematics for the ISO 7816 interface and other semiconductor-related information or documentation (but not software) to be provided to Intel in accordance with Section 2.2 below.

         1.5      [*      ].

         1.6 "Licensed Intel Products" means [* ] any other component, module, board, or system-level product developed or manufactured by or for Intel which incorporates or utilizes SCM Technical Information.

         1.7 "[* ] Specification" means any current or future specifications for [* ] software that are published and promulgated by PCMCIA.

         1.8 "Licensed [* ] Software" means any software (in either source code or object code form) which (1) is created and used primarily to support or enhance the operations [*] devices;
                  (2) complies with the implements the [* ] Specification; and
                  (3) is owned by, or created by or for, either party to this Agreement.

         1.9 "Licensed Patents" means all issued utility patents and utility models (1) which are applicable to Licensed [* ] Software; and (2) which are owned by a party to this Agreement or under which party to this Agreement has the right to grant licenses of the scope granted herein, but only to the extent a party is authorized to grant licenses without payment of additional consideration to third parties.

         1.10 "OEMs" means the original equipment manufacturers of computer systems, computer motherboards or daughtercards, computer add-in boards, wireless phones, PCMCIA cards, and any other electronic devices (such as a digital cameras, printers, digital audio recorders, etc.) that are connectable or can directly transfer data to computer systems.


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2.0      DEVELOPMENT EFFORTS

         2.1 SCM Obligations. SCM shall use commercially reasonable efforts to develop SCM Products. It is anticipated by the parties that SCM Products will be available in the marketplace no later than six (6) months after Intel's first customer shipment [*].

         2.2 SCM Technical Information. SCM shall provide Intel with SCM Technical Information.

         2.3 Intel Obligations. Intel shall use commercially reasonable efforts to [* ]. Intel will provide SCM with early visibility into [* ].

         2.4 Intel Technical Information. Intel shall provide SCM with Intel Technical Information. SCM agrees to use Intel Technical Information only as necessary in developing SCM Products. SCM shall not authorize others to use the Intel Technical Information for any purpose without Intel's prior written consent.

3.0      OWNERSHIP AND IP DEVELOPMENT

         3.1 SCM Ownership. SCM shall retain all right, title, and ownership of its preexisting intellectual property, including without limitation the VHDL model for ISO 7816 interface and SCM Technical Information, and of any intellectual property created solely by SCM personnel under this Agreement.

         3.2 Intel Ownership. Intel shall retain all right, title, and ownership of its preexisting intellectual property, including without limitation [* ] Intel Technical Information, and of any intellectual property created solely by Intel personnel under this Agreement.

         3.3 Joint Ownership and IP Protection. The parties do not anticipate joint development of intellectual property. In the event that such joint development occurs or is likely to occur, the parties agree to negotiate appropriate terms and conditions covering such joint intellectual property. It is the expectation of the parties that jointly developed intellectual property will be jointly owned and that either party will be free to exploit such jointly owned intellectual property without accounting to the other party.

4.0      LICENSES

         4.1 SCM Grant to Intel. SCM hereby grants to Intel a perpetual, nonexclusive, royalty-free, worldwide right and license, with a limited right to sublicense as set forth in Section 4.2 below, under Licensed SCM IP to (i) make, have made, use, import, offer to sell, sell and otherwise distribute Licensed Intel Products; and (ii) to use,


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                  reproduce, display, distribute, make derivative works of, or to have used, have reproduced, have displayed, have distributed and have derivative works made of SCM Technical Information for the sole purposes of exercising the license grant of Section 4.1(i) above.

         4.2 Limited Right to Sublicense. SCM authorizes Intel to provide a limited sublicense of the rights granted in Section 4.1[* ] for the sole purpose of developing [* ] support (i.e., software hooks, drivers and software [* ]) for SCM Technical Information; provided however, that such sublicense is authorized under this Agreement only if the sublicense [* ] is subject to an express prohibition against any further sublicense of SCM Technical Information and contains confidentiality obligations with regard to SCM Technical Information which are no less restrictive than those set forth in Section 6. In addition, if Intel desires to sublicense its resellers or end users to prepare derivative works of, or reproduce SCM Technical Information for the purpose of making, having made, using, selling, offering for sale, importing or otherwise distributing Licensed Intel Products, the parties shall consult with regard to each desired sublicense and agree to negotiate in good faith a separate sublicense agreement.

         4.3 Patent Cross License. Each party hereby grants to the other a perpetual, nonexclusive, nontransferable, worldwide license under its respective Licensed Patents (but not copyrights, trade secrets, trademarks, or maskworks) to make, to have made, to use, to sell and offer to sell (either directly or indirectly) Licensed [* ] Software; provided however, that neither party has any right to sublicense, transfer or assign, in whole or in part, any of its rights under this license grant, whether by operation of law, implication, estoppel or otherwise except as provided in this Section 4.3. The prohibition against sublicensing above notwithstanding, each party authorizes the other party to provide a limited sublicense only to OEMs to use, reproduce, perform, display, make derivative works of and distribute Licensed [* ] Software; provided, however, that such sublicense is authorized under this Agreement only if the sublicense to OEMs is subject to an express prohibition against any further sublicense of Licensed FTL Software by the OEMs.

         4.4      No Other Licenses. All rights not expressly granted in this
                  Section 4.0 are reserved to the owner, and no other licenses are granted herein, by implication, estoppel or otherwise.

5.0      MARKETING COOPERATION

         5.1 Press Releases. Neither party shall issue any press release or other public statement regarding this Agreement or any work done or to be done hereunder by the other party without the prior written consent of the other party. Notwithstanding the foregoing,


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                  SCM may announce that SCM has licensed [* ] smart card
                  reader/writer technologies to Intel, provided Intel reviews and approves such SCM announcement prior to its release. SCM agrees that Intel has the option, but not the obligation, to include a quote from an Intel manager in such SCM announcement.

         5.2 Strategic Cooperation. Intel and SCM shall make reasonable efforts to coordinate their positions regarding, and to include each other in, any international or other industry standardization efforts which may affect existing or anticipated product lines which are the subject of this Agreement.

         5.3 No Representations. SCM shall make no warranties or representations to any third party regarding the performance, capabilities, or functionality of [* ] or Licensed
                  Intel Products without the prior written approval of Intel. Intel shall make no warranties or representations to any third party regarding the performance, capabilities, or functionality of SCM Products without the prior written approval of SCM.

         5.4 Availability of SCM Product. SCM shall use reasonable efforts to market, maintain, and support SCM Product. It is anticipated that SCM Product will be made available to the marketplace through multiple channels of distribution. Notwithstanding the foregoing, SCM shall have the right, in its sole and absolute discretion, to discontinue any SCM Product.

         5.5 Other Marketing Plans. Intel will acknowledge SCM's participation in the collaborative development effort contemplated under this Agreement, with the goal of highlighting SCM as a technology leader in providing PCMCIA data security solutions. The timing, content and logistics for such acknowledgment to be mutually agreed. Intel and SCM also agree to discuss other possible cooperative marketing, promotion, or distribution opportunities as they may appear desirable.

6.0      CONFIDENTIALITY

         6.1 Agreement Confidential. Each party agrees not to disclose the existence or content of this Agreement without the written approval of the other party. If it reasonably appears that this Agreement or any portion of it must be filed with any public agency, then the filing party shall first notify the other party, and the parties shall use reasonable efforts to preserve the confidential nature of this Agreement.

         6.2 Information. "Confidential Information" shall mean SCM Technical Information, Intel Technical Information, or other technical or business information of a party (the "Discloser") which is disclosed to the other party (the "Recipient") and which consists of source code in any medium, or is marked as "Confidential" if first provided in


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                  tangible form, or is identified as confidential at the time of oral disclosure and is, within thirty days, identified in writing as Confidential Information. Except to the extent licensed to do so hereunder, Recipient shall not reveal, disclose or distribute the Discloser's Confidential
                  Information and shall maintain in confidence, and not disclose it to any person other than Recipient's employees and full-time contractors bound to confidentiality and whose duties require such access. These obligations of confidentiality shall not apply to information which is shown to be (i) available to the public other than by breach of this Agreement by Recipient; (ii) rightfully received by Recipient from a third party without breach of a duty to the Discloser;
                  (iii) independently developed by Recipient's employees without access to the Confidential Information; or (iv) known to Recipient prior to first receipt of same from Discloser.

         6.3 Term of Confidentiality. The obligations of confidentiality set forth herein shall extend for five (5) years from the date of receipt of the Confidential Information.
                  Expiration of an obligation of confidentiality shall not be deemed a license to any patent, trade secret, copyright or maskwork hereunder.

         6.4 No Restrictions on Employees. Receipt of Confidential Information under this Agreement shall not create any obligation in any way limiting, restricting, or prohibiting the receiving party's assignment of employees or contractors.

         6.5 Use of Residual Information. Each party shall be free to use residuals of the Confidential Information for any purpose including use in development, manufacture, promotion, sale and maintenance of its products and services. The term "residuals" as used herein means information in nontangible form retained by persons who have access to such Confidential Information. This provision grants no patent or copyright license.

         6.6 Reverse Engineering. Except to the extent a party is entitled to receive all trade secret information regarding a particular technology hereunder, where software has been provided solely in object code format, the recipient party shall not disassemble, decompile or otherwise reverse engineer such software.

7.0      REPRESENTATIONS AND WARRANTIES

         7.1 Right to Contract. Each party represents and warrants to the other that it has the right to enter into and perform this Agreement and that it has not done any act or entered into any agreement which prevents performance of this Agreement.

         7.2 Right to Grant Licenses. SCM represents and warrants that it has the right to grant the licenses it is granting under
                  Section 4.0 of this Agreement.




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         7.3      SCM Disclaimer. Except as provided in Section 7.2, SCM makes no warranty with respect to Licensed SCM IP and SCM Technical Information. LICENSED SCM IP AND SCM TECHNICAL INFORMATION ARE PROVIDED "AS IS". SCM SPECIFICALLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OF INTELLECTUAL PROPERTY, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTY OTHERWISE ARISING OUT OF ANY PROPOSAL, SPECIFICATION OR SAMPLE.

         7.4 Intel Disclaimer. Intel makes no warranty with respect to Intel Technical Information. INTEL TECHNICAL INFORMATION IS PROVIDED "AS IS". INTEL SPECIFICALLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OF INTELLECTUAL PROPERTY, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER
                  WARRANTY OTHERWISE ARISING OUT OF ANY PROPOSAL,
                  SPECIFICATION OR SAMPLE.

8.0      INTELLECTUAL PROPERTY INDEMNIFICATION

         8.1 Indemnity. SCM agrees to defend, indemnify, and hold Intel harmless against any loss, cost liability and expense (including reasonable attorney's fees) arising from any action or claim brought or threatened against Intel or its customers alleging that the ISO 7816 smart card interface design ("Design") infringes any patent, copyright, trade secret, or other intellectual property right of any third party. Intel agrees to provide SCM with (1) prompt written notice of such claim or action, (2) the opportunity to participate in the defense or settlement of such claim or action, and (3) reasonable information and assistance in the defense and/or settlement any such claim or action.

         8.2 Limited Remedies. In the event the Design is held, or in Intel's reasonable opinion, may be held to constitute such infringement, SCM, at its expense, will either (1) obtain for Intel or its customers the right to continue to use the Design as contemplated herein, (2) modify the Design so that it becomes non-infringing (without materially altering its functionality, or (3) replace the Design with a functionality equivalent non-infringing design.

         8.3 Limitations. Notwithstanding the foregoing, SCM assumes no liability for infringement claims arising from (1) combination of the Design with other products not provided by SCM, but which would not cover the use of the Design standing alone,
                  (2) any modification of such Design not made by or under the authority of SCM, where such infringement would not have occurred but for such modifications, (3) compliance by SCM with Intel's detailed specifications, or (4) any sublicense




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                  granted pursuant to Section 4.2, where such infringement would not have occurred but for the circumstances arising out of such sublicense.

         8.4 Sole remedy. The foregoing states the entire obligation and exclusive remedy with respect to any alleged intellectual property infringement.

9.0      PURCHASING AND CROSS DISTRIBUTION

         9.1 SCM's Purchase of Intel Products. SCM will purchase [* ] under Intel's standard terms and conditions of sale, at prices which are no less favorable to SCM than the average of the three lowest prices [* ] sold by Intel to third parties during the same calendar quarter for similar volumes. Intel Products purchased by SCM shall be subject to Intel's standard commercial warranty and intellectual property indemnification provisions.

         9.2 SCM Products. Intel may, upon its request, become a reseller of SCM Products under reasonable terms and conditions to be negotiated by the parties.

         9.3 Terms and Conditions. Any purchase, distribution or resale under this Section 9.0 shall be done pursuant to a separate agreement to be negotiated by the parties.

10.0     EXPENSES

         Each party shall invest in its own research and development efforts and shall be responsible for its own expenses pursuant to the activities contemplated under this Agreement.

11.0     OTHER LICENSES

         Within ninety (90) days after the Effective Date, the parties agree to enter into, and use good faith efforts to complete, negotiations concerning the nonexclusive licensing [* ] to SCM under terms and conditions to be negotiated.

12.0     TERM AND TERMINATION

         12.1 Term. The initial term of this Agreement shall continue to be three (3) years from the Effective Date, and may be renewed thereafter for successive terms of one (1) year unless, two
                  (2) months prior to the expiration of the initial term or any successor term, a party gives written notice that it desires the Agreement to terminate as of the end of such term.

         12.2 Breach. Either party may terminate this Agreement if the other: (a) files or has filed against it a petition in bankruptcy which it is not contesting in good faith; (b) has a


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                  receiver appointed to handle its assets or affairs which it is not contesting in good faith; or (c) makes or attempts to make an assignment for benefit of creditors.

         12.3 Survival. The following provisions and licenses shall survive termination or expiration of this Agreement: Sections (including any subsections) 1.0, 3.0, 4.0, 6.0, 7.0, 8.0,
                  10.0, 12.0, 13.0, and 14.0.

         12.4 Survival of End-User Licenses. Where Intel has properly granted an end-user a license, directly or indirectly, to use Licensed Intel Products, the license to such end-user shall survive notwithstanding the expiration or termination Intel's right to grant further licenses to such technology.

13.0     GENERAL TERMS AND CONDITIONS

         13.1 Independent Pricing. Pricing of any Licensed Intel Products marketed and distributed by Intel or SCM Products marketed and distributed by SCM will be at each party's sole discretion.

         13.2 Export Restrictions. In the event any product is exported from the United States or re-exported from a foreign destination by either party, that party shall ensure that the distribution and export/re-export of product is in compliance with all laws, regulations, orders, or other restrictions of the U.S. Export Administration Regulations. Both parties agree that neither it nor any of its subsidiaries will export/re-export any technical data, process, product, or service, directly or indirectly, to any country for which the United States government or any agency thereof requires an export license, other governmental approval, or letter of assurance, without first obtaining such license, approval or letter.

         13.3 Notices and Requests. All notices, agreements and requests under this Agreement shall be in writing and will reference this Agreement, and will be deemed given upon delivery if personally delivered or upon receipt if sent by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, which addresses may be modified upon subsequent written notice.

                  Notices to Intel:            Notices to SCM:

                  Intel Corporation            SCM Microsystems, Inc.
                  Attn:  Legal Department      Attn:  Chief Executive Officer
                  M/S:  CH6-404                131 Albright Way
                  5000 W. Chandler Blvd.       Los Gatos, CA  95030
                  Chandler, AZ  85226




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         13.4     Limitation of Liability. NEITHER PARTY SHALL HAVE ANY
                  LIABILITY TO THE OTHER PARTY BASED ON FAILURE TO ULTIMATELY DEVELOP OR MARKET THE PRODUCTS OR TO CONSUMMATE THE ACTIVITIES ENVISIONED HEREIN. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER ON ANY CAUSE OF ACTION RELATING TO THE AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, LOSS OF PROFIT OR LOST OPPORTUNITY DAMAGES, HOWEVER CAUSED, WHETHER OR NOT THE PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. The parties acknowledge that this limitation on potential liabilities is an essential element in reaching the Agreement.

         13.5 Evaluation and Independent Development. This Agreement does not preclude Intel or SCM from evaluating, acquiring from third parties not a party to this Agreement, independently developing, or marketing similar products, or making and entering into similar arrangements with other companies.

         13.6 Assignment. Neither party may, by operation of law or otherwise, assign any rights or obligations hereunder without the prior written consent of the other party, which consent may be withheld in a party's sole and absolute discretion. Any attempt to assign any rights or obligations hereunder without the other party's written consent will be voidable by the other party.

         13.7 Relationship Of Parties. Both parties are independent contractors. Neither party will have the authority to act for and or bind the other in any way, or to represent that either is responsible for the acts of the other. Nothing herein will be construed as forming a partnership or agency between the parties.

14.0     INTERPRETATION, ENFORCEMENT AND LAW

         14.1 Interpretation. The Section titles in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of any term of this Agreement. A reference to a Section shall be deemed a reference to all Sub-Sections within the Section.

         14.2 Disputes. In the event of any dispute between the parties, Intel and SCM shall use good-faith efforts to resolve any disagreement regarding the dispute inducing, as the parties may deem appropriate, meetings between senior executives of the parties, or other agreeable means. If such efforts are unsuccessful, either party may initiate litigation proceedings.




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         14.3     Governing Law. This Agreement shall be governed by the laws of the state of California, excluding its conflicts of law provisions.

         14.4 Future Majeure. Neither party will be liable for any failure to perform due to unforeseen circumstances or causes beyond the parties' reasonable control, including, but not limited to, earthquakes, acts of God, war, riot embargoes, acts of civil or military authorities, fire, flood, accident, strikes, or inability to secure transportation, facilities, fuel, energy, labor or materials. Time for performance will be extended by the amount of any such delay.

         14.5 Remedies. All rights and remedies, legal or equitable, whether conferred hereunder, or by any other instrument or law will be cumulative and may be exercised singularly or concurrently. Failure by either party to enforce any term will not be deemed a waiver of future enforcement of that or any other term.

         14.6 Severable Provisions. If a court of competent jurisdiction holds a provision of this Agreement to be invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect.

         14.7 Merger and Modification. The terms and conditions set forth in this Agreement, including the Recitals, constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions.

AGREED:

SCM Microsystems, Inc.                      Intel Corporation


By:                                         By:
       --------------------------------           ------------------------------

Name:                                       Name:
       --------------------------------           ------------------------------

Title:                                      Title:
       --------------------------------           ------------------------------

Date:                                       Date:
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